Exhibit 23.1
Consent of Independent Registered Certified Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the 1999 Equity Incentive Plan (As Amended) and the 2009 Long-Term Incentive Award Plan of Walter Investment Management Corp. of our report dated July 9, 2009, with respect to the consolidated financial statements of Walter Investment Management, LLC and Subsidiaries included in its Form 8-K/A for the years ended December 31, 2008 and 2007 filed with the Securities and Exchange Commission on July 10, 2009.
/s/ Ernst & Young LLP
Tampa, Florida
July 16, 2009